OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number:        3235-0145
                                                    Expires:   December 31, 1997
                                                    Estimated average burden
                                                    hours per response.....14.90
                                                    ----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4 )*



                         HyperMedia Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    448917104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                          ---------------------------
CUSIP No. 448917104                 13G                Page 2 of 5 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         David Bunnell

-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |_|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America


-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF             227,549 shares as of December 31, 1996
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               0
    EACH         ------- -------------------------------------------------------
  REPORTING        7     SOLE DISPOSITIVE POWER
   PERSON                227,549 shares as of December 31, 1996
    WITH         ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         227,549 shares as of December 31, 1996
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.1%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

Item 1.

         a. Name of the Issuer:                HyperMedia Communications, Inc.

         b. Address of the Issuer:             901 Mariner's Island Boulevard
                                               Suite 365
                                               San Mateo, CA 94404

Item 2.

         a. Name of the Person Filing:         David Bunnell

         b. Address of the Principal Office:   4104 24th Street, Suite 564
                                               San Francisco, CA 94114

         c. Citizenship:                       United States of America

         d. Title of Class of Securities:      HyperMedia Communications, Inc.'s
                                               Common Stock

         e. CUSIP Number:                      448917104

Item 3.

         Not applicable

Item 4.           Ownership

         a. Amount Beneficially Owned                       227,549 shares as of
                                                            December 31, 1996

         b. Percent of class                                7.1%

         c. Number of Shares as to which such person has:

          (i) sole power to vote or to direct the vote      227,549 shares as of
                                                            December 31, 1996
         (ii) shared power to vote or to direct the vote    0
        (iii) sole power to dispose or direct the
              disposition of                                227,549 shares as of
                                                            December 31, 1996
         (iv) shared  power to dispose or direct the
              disposition of                                0

Item 5.  Ownership of Five percent or less of a Class
            Not Applicable

Item 6.  Ownership of Five percent or less of a Class
           Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on By the Parent Holding Company
          Not Applicable

Item 8.  Identification and Classification of Members of the Group
           Not Applicable

Item 9.  Notice of Dissolution of Group
           Not Applicable

Item 10. Certification

         Not applicable.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                                                  2/13/97
                                                  ------------------------------
                                                  Date


                                                  /s/ DAVID BUNNELL
                                                  ------------------------------
                                                  Signature


                                                  David Bunnell
                                                  ------------------------------
                                                  Name/Title